Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

NaaS Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)(3)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(2)(3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A ordinary shares, par value US$0.01 per share(1)	Rule 457(a)	—	—	US$25,235,000	0.0001102	US$2,780.90
Fees Previously Paid	—	—	—	—	—	—		US$5,510
	Total Offering Amount					US$25,235,000		US$2,780.90
	Total Fees Previously Paid							US$5,510
	Total Fee Offsets							US$2,780.90
	Net Fee Due							—

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-225443). Each American depositary share represents 10 Class A ordinary share.

(2)

Includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Determined in accordance with Rule 457(a) under the Securities Act of 1933.